Exhibit 99.1

   Greene County Bancshares Reports 14% Increase in Second Quarter
                          Earnings Per Share

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--July 19, 2005--Greene County Bancshares, Inc. (NASDAQ:GCBS) today announced continued growth in the second quarter and six-month period ended June 30, 2005. Building on the momentum that characterized the Company's results earlier this year, the second quarter results reflected ongoing strong loan demand and deposit growth, as recent expansion in Middle Tennessee and the greater Knoxville area continued to augment solid operations across the Company's more established markets.

    For the second quarter of 2005, net income increased 13% to $3,714,000 or $0.48 per diluted share compared with $3,275,000 or $0.42 per diluted share in the year-earlier period. Net interest income for the second quarter increased 17% to $14,072,000 from $11,983,000 in the year-earlier period. Net interest income after provision for loan losses rose 20% to $13,012,000 in the second quarter of 2005 versus $10,821,000 in the same period last year, reflecting a 9% decline in the provision for loan losses to $1,060,000 in the current quarter from $1,162,000 in the second quarter of last year. The decline in the provision, even with loan portfolio growth, reflects continued improvements in the Company's overall asset quality.

    Commenting on the second quarter results, Stan Puckett, Chairman and Chief Executive Officer, said, "The second quarter results were highlighted by low loan losses, solid loan growth and improvement in non-interest income. Annualized net charge-offs to average total loans (net of unearned interest) fell to 0.27% for the six months ended June 30, 2005, from 0.48% in the comparable 2004 period; for the year ended December 31, 2004, the figure was 0.51%. This trend continued the improvement in credit quality that began in 2001. Annualized loan growth for the first half of 2005 was 21% and is the result of recent expansions in Middle Tennessee and Knoxville as well as solid performances by our existing Washington County Bank, First Bristol Bank and American Fidelity Bank offices. Non-interest income grew 13% in the second quarter versus the same period in 2004 and 9% over the first quarter of 2005. In late February of this year, we kicked off our High Performance Checking program. During the last four months, customers opened over 5,500 new personal checking accounts, more than double the pace for the same period in 2004. We believe that our employees' commitment to this long-term initiative will continue to grow core deposits and non-interest income.

    "Our net interest margin for the second quarter was a disappointment - down 12 basis points compared with the year-earlier period and a drop of seven basis points sequentially when compared with the first quarter of 2005 - representing the second consecutive quarter of declines in this area. Despite our asset-sensitive balance sheet, deposit costs have continued to rise faster than loan yields. Improvements in margin management are a top priority for the remainder of 2005."

    For the six months ended June 30, 2005, net income increased 9% to $6,649,000 or $0.86 per diluted share from $6,127,000 or $0.79 per diluted share in the first half of 2004. Net interest income after provision for loan losses increased 17% to $24,717,000 for the first half of 2005 compared with $21,178,000 in the same period last year.

    At June 30, 2005, the Company's total assets increased 11% to $1,374,194,000 from $1,233,403,000 at December 31, 2004, and were 22%
ahead of the $1,125,002,000 in total assets reported as of June 30, 2004. Net loans, including loans held for sale, increased 11% to $1,142,821,000 at June 30, 2005, from $1,032,297,000 at December 31,
2004, and were 17% higher than net loans, including loans held for sale, of $972,956,000 at June 30, 2004. Deposits increased 15% to $1,148,434,000 at June 30, 2005, from $998,022,000 at December 31,
2004, and were 30% ahead of deposits of $884,014,000 as of June 30, 2004. Total shareholders' equity increased 4% to $113,486,000 at June 30, 2005, versus $108,718,000 at December 31, 2004, and was 8% higher than total shareholders' equity of $105,509,000 at June 30, 2004.

    Annualized return on average shareholders' equity for the second quarter and the six months ended June 30, 2005, was 13.11% and 11.86%, respectively, versus 12.39% and 11.69%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2005, was 1.11% and 1.02%, respectively, compared with 1.17% and 1.09%, respectively, for the same periods in 2004.

    Greene County Bancshares, Inc., with total assets of approximately $1.4 billion, is the holding company for Greene County Bank, headquartered in Greeneville, Tennessee. Greene County Bank, founded in 1890, now has 41 branches throughout East and Middle Tennessee, one branch in Bristol, Virginia, one branch in western North Carolina, and a trust services office in Lebanon, Tennessee. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Lawrence County, Tennessee as Bank of Lawrence County; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in the City of Bristol, Virginia as First Bristol Bank; in Davidson County and Williamson County, Tennessee as Middle Tennessee Bank & Trust; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title insurance company.

    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.


                    GREENE COUNTY BANCSHARES, INC.
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                       Three Months Ended        Six Months Ended
                            June 30,                 June 30,
                    -----------------------   -----------------------
                       2005         2004         2005         2004
                    ----------   ----------   ----------   ----------
Interest income     $   20,703   $   15,869   $   39,438   $   31,799
Interest expense         6,631        3,886       12,039        7,936
                    ----------   ----------   ----------   ----------
Net interest
  income                14,072       11,983       27,399       23,863
Provision for
  loan losses            1,060        1,162        2,682        2,685
                    ----------   ----------   ----------   ----------
Net interest
  income after
  provision for
  loan losses           13,012       10,821       24,717       21,178
Noninterest income       3,463        3,070        6,639        6,164
Noninterest expense     10,422        8,574       20,697       17,525
                    ----------   ----------   ----------   ----------
Income before
  income taxes           6,053        5,317       10,659        9,817
Income taxes             2,339        2,042        4,010        3,690
                    ----------   ----------   ----------   ----------
Net income          $    3,714   $    3,275   $    6,649   $    6,127
                    ==========   ==========   ==========   ==========
Comprehensive
  income            $    3,732   $    2,935   $    6,554   $    5,808
                    ==========   ==========   ==========   ==========

Earnings per share:
  Basic             $     0.49   $     0.43   $     0.87   $     0.80
                    ==========   ==========   ==========   ==========
  Diluted           $     0.48   $     0.42   $     0.86   $     0.79
                    ==========   ==========   ==========   ==========

Weighted average shares:
  Basic                  7,651        7,657        7,650        7,662
                    ==========   ==========   ==========   ==========
  Diluted                7,746        7,714        7,745        7,720
                    ==========   ==========   ==========   ==========

Dividends declared
  per share         $     0.12   $     0.12   $     0.24   $     0.24
                    ==========   ==========   ==========   ==========

                                  June 30,     Dec. 31,     June 30,
                                    2005         2004         2004
                                 ----------   ----------   ----------
Total assets                     $1,374,194   $1,233,403   $1,125,002
Cash and cash equivalents            81,936       70,648       34,445
Investment securities                61,035       45,910       38,140
Loans, net (1)                    1,142,821    1,032,297      972,956
Deposits                          1,148,434      998,022      884,014
Shareholders' equity                113,486      108,718      105,509
Tangible shareholders'
  equity (2)                         90,167       85,023       84,848
Book value per share                  14.83        14.22        13.80
Tangible book value per
  share (2)                           11.78        11.12        11.10

(1)  Includes loans held for sale.

(2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.

     For unaudited financial statements for the second quarter and six months ended June 30, 2005 and 2004, along with related information, click the following links: http://www.irinfo.com/gcbs/2q05fsp.pdf or http://www.irinfo.com/gcbs/2q04fs.pdf.

    CONTACT: Greene County Bancshares Inc.
             William F. Richmond, 423-278-3050